EXHIBIT 99.1
PRESS RELEASE OF PAYCHEX, INC. DATED MARCH 27, 2013

PAYCHEX, INC. REPORTS THIRD QUARTER RESULTS

March 27, 2013
THIRD QUARTER FISCAL 2013 HIGHLIGHTS

•	Total service revenue increased 4% to $582.4 million.

•	Payroll service revenue increased 2% to $393.7 million.

•	Human Resource Services revenue increased 10% to $188.7 million.

•	Operating income and operating income, net of certain items, both increased 7% to $225.0 million and $214.1 million, respectively.

•	Net income increased 7% to $144.5 million and diluted earnings per share increased 8% to $0.40 per share.
ROCHESTER, NY, March 27, 2013 — Paychex, Inc. (“Paychex,” “we,” “our,” or “us”) (NASDAQ:PAYX) today announced total service revenue of $582.4 million for the three months ended February 28, 2013 (the “third quarter”), an increase of 4% from $558.5 million for the same period last year. Net income increased 7% to $144.5 million and diluted earnings per share increased 8% to $0.40 per share.
Martin Mucci, President and Chief Executive Officer, commented, “Paychex made good progress again in the third quarter. We saw improvement in payroll services revenue with growth of 2% for the third quarter, up from 1% growth experienced for the first half of the fiscal year. Checks per payroll were strong for the third quarter, increasing over 2% compared to the prior year third quarter. Our Human Resource Services revenue continued to grow at a double-digit rate. We completed our peak selling season and were pleased with our positive growth in new Core payroll sales revenue."
Mr. Mucci added, "The Company continues to invest in our market-leading software-as-a-solution ("SaaS") technology and mobile applications through both product development and acquisitions of companies with SaaS-based business models, including our SurePayroll product which continues to perform well. A focus on new and enhanced technology coupled with our outstanding service model has led to retention success. Our client retention remains at record levels, generated by our employees' commitment to client satisfaction."
Payroll service revenue increased 2% to $393.7 million for the third quarter compared to the same period last year. Checks per payroll increased 2.3% for the third quarter compared to 1.8% for the same period last year, partially due to higher calendar year-end bonus payment activity. Revenue per check grew modestly, as a result of price increases, partially offset by discounting. Growth in payroll service revenue was tempered by one less day of payroll processing in the quarter due to the leap year last year.
Human Resource Services (“HRS”) revenue increased 10% to $188.7 million for the third quarter compared to the same period last year. The following factors contributed to this growth:

•
Retirement services revenue benefited from client growth, price increases, and an increase in the average asset value of retirement services client employees’ funds, offset partially by the impact from a shift in the mix of assets within these funds to investments that earn lower fees from external fund managers.

•
Paychex HR Solutions revenue increased due to growth in both clients and client employees and price increases. The rate of growth for Paychex HR Solutions revenue was tempered by fewer client employees on average within our professional employer organization ("PEO") compared to the same period last year. However, we have seen an improvement in both new sales and client retention in the PEO during our peak selling season, and both PEO clients and client employees were higher at the end of the third quarter compared to a year ago.

•
Insurance services revenue continues to improve as a result of growth in health and benefits services applicants, though at moderating rates. Growth also resulted from increases in both clients and premiums in workers’ compensation insurance services.

•	Our eServices revenue growth reflects higher client base and price increases, particularly as we continue to focus on adding SaaS-based solutions.
Total expenses increased 3% to $368.3 million for the third quarter compared to the same period last year. We continued to invest in product development and supporting technology, with those expenses growing at a faster rate than total expenses during the third quarter. This was offset by increased productivity within operations, which has allowed us to maintain solid operating margins.
For the third quarter, our operating income was $225.0 million, an increase of 7% from the same period last year. Operating income, net of certain items, (see Note 1 on page 3 for further description of this Non-GAAP financial measure) also increased 7% to $214.1 million for the third quarter compared to $199.4 million for the same period last year.

	For the three months ended			For the nine months ended
$ in millions	February 28, 2013	February 29, 2012	Change	February 28, 2013	February 29, 2012	Change
Operating income	$225.0	$210.4	7%	$693.0	$658.0	5%
Excluding interest on funds held for clients	(10.9)	(11.0)	—%	(31.0)	(32.8)	(6)%
Operating income, net of certain items	$214.1	$199.4	7%	$662.0	$625.2	6%
Operating income, net of certain items, as a percent of total service revenue	36.8%	35.7%		38.7%	38.0%
Interest on funds held for clients was flat at $10.9 million for the third quarter, compared to the same period last year. This was due to lower average interest rates earned, offset by a 6% increase in average investment balances. The increase in average investment balances was driven primarily by the expiration of certain payroll tax cuts on December 31, 2012, which resulted in higher employee social security withholdings, growth in checks per payroll, and wage inflation. The decrease in average interest rates earned resulted from declines in average yields on high credit quality financial securities. Also, the lower rate of return reflected the mix in the short-term investment portfolio, with a greater percentage of the portfolio invested in tax-exempt securities. Tax-exempt securities typically earn a lower pre-tax rate of return, but are expected to generate lower income tax expense on interest earned. Investment income, net, decreased 11% to $1.4 million for the third quarter, primarily as a result of lower average interest rates earned and lower average investment balances resulting from the accelerated dividend payment to stockholders in December 2012.
Average investment balances and interest rates are summarized below:

	For the three months ended			For the nine months ended
$ in millions	February 28, 2013	February 29, 2012	Change	February 28, 2013	February 29, 2012	Change
Average investment balances:
Funds held for clients	$4,151.8	$3,916.1	6%	$3,561.6	$3,427.2	4%
Corporate investments	$676.6	$693.7	(2)%	$738.9	$662.1	12%

Average interest rates earned (exclusive of net realized gains):
Funds held for clients	1.0%	1.1%		1.1%	1.3%
Corporate investments	0.8%	0.9%		0.9%	0.9%

Total net realized gains	$0.6	$0.4		$0.9	$0.6
Our investment strategy focuses on protecting principal and optimizing liquidity. Yields on high quality instruments remain low, negatively impacting our income earned on funds held for clients and corporate investments. A substantial portion of our portfolio is invested in high credit quality securities with AAA and AA ratings, and with A-1/P-1 ratings on short-term securities.

The available-for-sale securities within the funds held for clients and corporate investment portfolios reflected a net unrealized gain of $51.9 million as of February 28, 2013, compared with a net unrealized gain of $59.5 million as of May 31, 2012. During the nine months ended February 28, 2013, the net unrealized gain on our investment portfolio ranged from $47.3 million to $64.1 million. The net unrealized gain on our investment portfolios was approximately $45.5 million as of March 22, 2013.

YEAR-TO-DATE FISCAL 2013 HIGHLIGHTS
The highlights for the nine months ended February 28, 2013 are as follows:

•
Payroll service revenue increased 1.4% to $1.2 billion, with checks per payroll increasing 1.9% compared to the same period last year. Checks per payroll for the nine-month period was tempered by the impact of Hurricane Sandy in our second fiscal quarter.

•	HRS revenue increased 10% to $553.3 million.

•	Total service revenue increased 4% to $1.7 billion.

•	Total revenue increased 4% to $1.7 billion.

•	Combined interest on funds held for clients and investment income, net, decreased $1.2 million, or 3%.

•	Operating income increased 5% to $693.0 million, and operating income, net of certain items, increased 6% to $662.0 million.

•	Net income increased 5% to $445.5 million and diluted earnings per share increased 4% to $1.22 per share.

•	Cash flow from operations was $606.4 million.
OUTLOOK
Our outlook for the fiscal year ending May 31, 2013 (“fiscal 2013”) is based upon current market, economic, and interest rate conditions continuing with no significant changes. Our expected full year fiscal 2013 payroll revenue growth rate is based upon anticipated client base growth and modest increases in revenue per check. HRS revenue growth is expected to remain in line with our historical organic experience. Revenue growth is expected to be stronger in the fourth quarter. Prior acquisitions are expected to have minimal impact on projected revenue growth rates for fiscal 2013.

Our guidance is as follows:

	Low		High
Payroll service revenue	2%	—	3%
HRS revenue	9%	—	11%
Total service revenue	5%	—	6%
Interest on funds held for clients	(8)%	—	(6)%
Investment income, net	—%	—	5%
Net income	5%	—	7%
Operating income, net of certain items, as a percent of total service revenue is expected to be in the range of 37% to 38% for fiscal 2013. The effective income tax rate for fiscal 2013 is expected to approximate the tax rate for the first nine months.
Interest on funds held for clients and investment income for fiscal 2013 are expected to continue to be impacted by changes in the interest rate environment. Our rate of return will continue to be impacted by an anticipated change in mix in our short-term portfolio to a greater percentage of tax-exempt securities. Tax-exempt securities typically earn a lower rate of return, but are expected to lower income tax expense on interest earned. Investment income growth reflects the impact of anticipated lower average investment balances in the second half of the fiscal year.
Note 1: In addition to reporting operating income, a United States (“U.S.”) generally accepted accounting principle (“GAAP”) measure, we present operating income, net of certain items, which is a non-GAAP measure. We believe operating income, net of certain items, is an appropriate additional measure, as it is an indicator of our core business operations performance period over period. It is also the basis of the measure used internally for establishing the following year’s targets and measuring management’s performance in connection with certain performance-based compensation payments and awards. Operating income, net of certain items, excludes interest on funds held for clients. Interest on funds held for clients is an adjustment to operating income due to the volatility of interest rates, which are not within the control of management. Operating income, net of certain items, is not calculated through the application of GAAP and is not the required form of disclosure by the Securities and Exchange Commission

(“SEC”). As such, it should not be considered as a substitute for the GAAP measure of operating income and, therefore, should not be used in isolation, but in conjunction with, the GAAP measure. The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.
QUARTERLY REPORT ON FORM 10-Q
Our Quarterly Report on Form 10-Q (“Form 10-Q”) is normally filed by the close of business on the same day as this press release is issued, and is available at www.paychex.com. This press release should be read in conjunction with the Form 10-Q and the related Notes to Consolidated Financial Statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in that Form 10-Q.
CONFERENCE CALL
Interested parties may access the webcast of our Earnings Release Conference Call, scheduled for March 28, 2013 at 10:30 a.m. Eastern Time, at http://investor.paychex.com/webcasts. The webcast will also be archived for approximately one month. Our news releases, current financial information, SEC filings, and investor presentation are also accessible at www.paychex.com.
For more information, contact:

Investor Relations:	Efrain Rivera, CFO, or Terri Allen	585-383-3406
Media Inquiries:	Laura Saxby Lynch	585-383-3074

ABOUT PAYCHEX
Paychex, Inc. is a leading provider of payroll, human resource, and benefits outsourcing solutions for small- to medium-sized businesses. The company offers comprehensive payroll services, including payroll processing, payroll tax administration, and employee pay services, including direct deposit, check signing, and Readychex®. Human Resource Services include 401(k) plan recordkeeping, section 125 plans, a professional employer organization, time and attendance solutions, and other administrative services for business. A variety of business insurance products, including group health and workers’ compensation, are made available through Paychex Insurance Agency, Inc. Paychex, Inc. was founded in 1971. With headquarters in Rochester, New York, the company has more than 100 offices and serves approximately 567,000 payroll clients as of May 31, 2012. For more information about Paychex, Inc. and our products, visit www.paychex.com.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS PURSUANT TO THE U.S. PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
Certain written and oral statements made by us may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Forward-looking statements can be identified by such words and phrases as “we expect,” “expected to,” “estimates,” “estimated,” “current outlook,” “we look forward to,” “would equate to,” “projects,” “projections,” “projected to be,” “anticipates,” “anticipated,” “we believe,” “could be,” and other similar phrases. Examples of forward-looking statements include, among others, statements we make regarding operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to revenue growth, earnings, earnings-per-share growth, or similar projections.
Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict, many of which are outside our control. Our actual results and financial conditions may differ materially from those indicated in the forward-looking statements. Therefore, you should not place undue reliance upon any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:

•
general market and economic conditions including, among others, changes in U.S. employment and wage levels, changes to new hiring trends, legislative changes to stimulate the economy, changes in short- and long-term interest rates, changes in the fair value and the credit rating of securities held by us, and accessibility of financing;

•	changes in demand for our services and products, ability to develop and market new services and products effectively, pricing changes and the impact of competition;

•	changes in the availability of skilled workers;

•
changes in the laws regulating collection and payment of payroll taxes, professional employer organizations, and employee benefits, including retirement plans, workers’ compensation, health insurance, state unemployment, and section 125 plans;

•	changes in health insurance and workers’ compensation rates and underlying claims trends;

•	changes in technology that adversely affect our products and services and impact our ability to provide timely enhancements to services and products;

•	the possibility of a security breach that disrupts operations or exposes client confidential data;

•	the possibility of failure of our operating facilities, computer systems, and communication systems during a catastrophic event;

•	the possibility of third-party service providers failing to perform their functions;

•	the possibility of a failure of internal controls or our inability to implement business processing improvements;

•
the possibility that we may be subject to liability for violations of employment or discrimination laws by our clients and acts or omissions of client employees who may be deemed to be our agents, even if we do not participate in any such acts or violations; and

•	potentially unfavorable outcomes related to pending legal matters.
Any of these factors, as well as such other factors as discussed in our periodic filings with the SEC, could cause our actual results to differ materially from our anticipated results. The information provided in this document is based upon the facts and circumstances known at this time, and any forward-looking statement made by us in this document speaks only as of the date on which it is made. We undertake no obligation to update these forward-looking statements after the date of issuance of this press release to reflect events or circumstances after such date, or to reflect the occurrence of unanticipated events.

PAYCHEX, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In millions, except per share amounts)

	For the three months ended			For the nine months ended
	February 28, 2013	February 29, 2012	Change	February 28, 2013	February 29, 2012	Change
Revenue:
Payroll service revenue	$393.7	$386.5	2%	$1,156.6	$1,140.5	1%
Human Resource Services revenue	188.7	172.0	10%	553.3	505.0	10%
Total service revenue	582.4	558.5	4%	1,709.9	1,645.5	4%
Interest on funds held for clients (1)	10.9	11.0	—%	31.0	32.8	(6)%
Total revenue	593.3	569.5	4%	1,740.9	1,678.3	4%
Expenses:
Operating expenses	172.1	174.2	(1)%	500.6	501.0	—%
Selling, general and administrative expenses	196.2	184.9	6%	547.3	519.3	5%
Total expenses	368.3	359.1	3%	1,047.9	1,020.3	3%
Operating income	225.0	210.4	7%	693.0	658.0	5%
Investment income, net (1)	1.4	1.6	(11)%	5.2	4.6	13%
Income before income taxes	226.4	212.0	7%	698.2	662.6	5%
Income taxes	81.9	76.6	7%	252.7	237.9	6%
Net income	$144.5	$135.4	7%	$445.5	$424.7	5%

Basic earnings per share	$0.40	$0.37	8%	$1.23	$1.17	5%
Diluted earnings per share	$0.40	$0.37	8%	$1.22	$1.17	4%
Weighted-average common shares outstanding	363.8	362.5		363.5	362.4
Weighted-average common shares outstanding, assuming dilution	364.6	363.1		364.2	362.9
Cash dividends per common share	$0.66	$0.32	106%	$1.31	$0.95	38%

(1)
Further information on interest on funds held for clients and investment income, net, and the short- and long-term effects of changing interest rates can be found in our filings with the SEC, including our Form 10-Q and our Annual Report on Form 10-K, as applicable, under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and subheadings “Results of Operations” and “Market Risk Factors.” These filings are accessible at our website www.paychex.com.

PAYCHEX, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In millions, except per share amount)

	February 28, 2013	May 31, 2012
ASSETS
Cash and cash equivalents	$100.4	$108.8
Corporate investments	470.2	207.5
Interest receivable	25.3	30.6
Accounts receivable, net of allowance for doubtful accounts	125.1	142.4
Deferred income taxes	6.8	1.6
Prepaid income taxes	—	5.6
Prepaid expenses and other current assets	35.6	35.2
Current assets before funds held for clients	763.4	531.7
Funds held for clients	5,556.2	4,544.2
Total current assets	6,319.6	5,075.9
Long-term corporate investments	227.0	473.7
Property and equipment, net of accumulated depreciation	341.7	324.3
Intangible assets, net of accumulated amortization	49.9	55.8
Goodwill	533.9	517.4
Deferred income taxes	32.6	29.2
Other long-term assets	2.8	3.3
Total assets	$7,507.5	$6,479.6

LIABILITIES
Accounts payable	$47.6	$69.7
Accrued compensation and related items	139.3	130.9
Deferred revenue	3.9	3.0
Accrued income taxes	9.9	—
Deferred income taxes	11.1	13.9
Other current liabilities	34.5	33.8
Current liabilities before client fund obligations	246.3	251.3
Client fund obligations	5,510.2	4,494.4
Total current liabilities	5,756.5	4,745.7
Accrued income taxes	49.6	35.9
Deferred income taxes	47.0	40.6
Other long-term liabilities	48.5	52.9
Total liabilities	5,901.6	4,875.1

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value; Authorized: 600.0 shares; Issued and outstanding: 363.9 shares as of February 28, 2013 and 362.6 shares as of May 31, 2012, respectively.	3.6	3.6

Additional paid-in capital	604.7	561.1
Retained earnings	964.9	1,002.1
Accumulated other comprehensive income	32.7	37.7
Total stockholders’ equity	1,605.9	1,604.5
Total liabilities and stockholders’ equity	$7,507.5	$6,479.6

PAYCHEX, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In millions)

	For the nine months ended
	February 28, 2013	February 29, 2012
OPERATING ACTIVITIES
Net income	$445.5	$424.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization on property and equipment and intangible assets	73.3	72.9
Amortization of premiums and discounts on available-for-sale securities, net	41.4	31.3
Stock-based compensation costs	16.9	17.6
(Benefit)/provision for deferred income taxes	(4.8)	5.2
Provision for allowance for doubtful accounts	0.8	0.6
Net realized gains on sales of available-for-sale securities	(0.9)	(0.6)
Changes in operating assets and liabilities:
Interest receivable	5.3	7.9
Accounts receivable	17.4	24.8
Prepaid expenses and other current assets	5.2	(4.6)
Accounts payable and other current liabilities	(2.4)	(18.2)
Net change in other assets and liabilities	8.7	1.0
Net cash provided by operating activities	606.4	562.6
INVESTING ACTIVITIES
Purchases of available-for-sale securities	(18,655.1)	(7,636.2)
Proceeds from sales and maturities of available-for-sale securities	16,792.3	6,732.3
Net change in funds held for clients’ money market securities and other cash equivalents	787.8	182.1
Purchases of property and equipment	(74.2)	(62.5)
Acquisition of businesses, net of cash acquired	(21.3)	(6.0)
Purchases of other assets	(5.1)	(0.9)
Net cash used in investing activities	(1,175.6)	(791.2)
FINANCING ACTIVITIES
Net change in client fund obligations	1,015.8	595.5
Dividends paid	(476.7)	(344.3)
Equity activity related to stock-based awards	21.7	4.9
Net cash provided by financing activities	560.8	256.1
(Decrease)/increase in cash and cash equivalents	(8.4)	27.5
Cash and cash equivalents, beginning of period	108.8	119.0
Cash and cash equivalents, end of period	$100.4	$146.5